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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


AVANIR Pharmaceuticals:

We consent to the incorporation by reference in this Registration Statement of AVANIR Pharmaceuticals, formerly LIDAK Pharmaceuticals (a development stage enterprise) (the "Company") on Form S-3, of our report dated December 21, 1999 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the status of the Company as a development stage enterprise, the Company's ability to continue as a going concern, and the Company as a defendant in certain lawsuits), appearing in the Annual Report on Form 10-K of AVANIR Pharmaceuticals for the year ended September 30, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/   DELOITTE & TOUCHE LLP

San Diego, California

February 29, 2000